Exhibit 10.1
BRISTOL CAPITAL ADVISORS, LLC
June 19, 2008

VIA FACSIMILE AND ELECTRONIC MAIL

Marvin S. Hausman, M.D.
President and Chief Executive Officer Oxis International, Inc.
323 Vintage Park Drive, Suite B Foster City, California 94404
Fax: (650) 212-2569

Re:            Notice of Disposition of Collateral

Dear Mr. Hausman:

Please be advised that in accordance with the above-referenced Notice of Disposition of Collateral, dated June 5, 2008, an auction was held today for the sale of the Assets identified below.

Bristol Investment Fund, Ltd. (“Bristol”) participated in the auction as Agent for the holders (the “Debenture Holders”) of Original Issue Discount Secured Convertible Debentures due October 25, 2008 and issued by Oxis International, Inc. (“Oxis”) on October 25, 2006 (the “Debentures”), secured pursuant to the Security Agreement dated as of October 25, 2006 (the “Security Agreement”) executed by Oxis. Bristol was the successful bidder for the following Assets (collectively, the “Assets”):

(i) 111,025 shares of common stock of Bio Check, Inc. (“Bio Check”), a California corporation, and

(ii) 1,000 shares of the capital stock of Oxis Therapeutics, Inc. (“Therapeutics”), a Delaware corporation.

The sale and transfer of the Assets has occurred and Bristol, as Agent, is now the owner of the Assets.

Bristol, as Agent, credit bid $50,000 for the Bio Check stock, and $10,000 for the Therapeutics stock. Accordingly, applying said amounts in reduction of the Obligations (as defined in the Security Agreement) under the Debentures, Oxis remains obligated to the Debenture Holders for a deficiency in an aggregate amount of not less than $2,687,785.71 (inclusive of outstanding principal and interest), plus fees and other charges due through today under the Debentures..

Very truly yours,

/s/ Amy Wang
Amy Wang
Associate General Counsel

10990 Wilshire Blvd., Suite 1410
Los Angeles, California 90024
Tel: (310) 696-0333 Fax: (310) 696-0334